Registration No. 33-59316




               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    ________________________

                 POST-EFFECTIVE AMENDMENT NO. 2
                               TO
                            Form S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    ________________________

                       SPRINT CORPORATION
     (Exact name of registrant as specified in its charter)

            Kansas                        48-0457967
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or              Identification No.)
        organization)

       Post Office Box 11315, Kansas City, Missouri  64112
            (Address of principal executive offices)
                    ________________________

                    CENTEL STOCK OPTION PLAN
                    (Full title of the Plan)
                    ________________________

                         THOMAS A. GERKE
Vice President, Corporate Secretary and Associate General Counsel
                         P.O. Box 11315
                  Kansas City, Missouri  64112
             (Name and address of agent for service)

  Telephone number, including area code, of agent for service:
                         (913) 624-3326
                    ________________________

      This Registration Statement as originally filed related to the offering of 2,534,450 shares of Sprint Common Stock ("Sprint Common Stock") issuable under the Centel Stock Option Plan. In connection with the spin-off of Sprint's cellular division in March 1996, the number of shares covered by the Registration Statement was increased to 2,627,697 shares to prevent dilution. Options for 2,324,390 shares were exercised before the reclassification of each share of Sprint Common Stock into one share of FON Common Stock and one-half of a share of PCS Common Stock, and the conversion of the options into options to purchase FON Common Stock and PCS Common Stock. Following the reclassification, options for 46,951 shares of FON Common Stock were exercised before the record date for a two-for-one split of the FON Comon Stock in the 1999 second quarter, leaving 256,356 shares of FON Common Stock. The two-for-one split of the FON
Common  Stock  increased the remaining number of  shares  of  FON
Common Stock covered by the Registration Statement to 512,712 shares. Following the reclassification, options for 20,153 shares of PCS Common Stock were exercised before the record date for a two-for-one split of the PCS Common Stock in the 2000 first quarter, leaving 131,500 shares of PCS Common Stock. The two-for-one split of the PCS Common Stock increased the remaining number of shares of PCS Common Stock covered by the Registration Statement to 263,000 shares.

     Following the split of the FON Common Stock, options for 177,598 shares of FON Common Stock were exercised, and following the split of the PCS Common Stock, options for 95,456 shares of PCS Common Stock were exercised, leaving 335,114 shares of FON Common Stock and 167,544 shares of PCS Common Stock. No options are outstanding and no additional options will be granted under the plan. Therefore, the Registration Statement is amended to deregister the remaining 335,114 shares of FON Common Stock and 167,544 shares of PCS Common Stock covered by the Registration Statement.




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

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 24th day of September, 2001.

                              SPRINT CORPORATION

                              By   /s/ A. B. Krause
                                   (A. B. Krause, Executive Vice President)


      Pursuant to the requirements of the Securities Act of 1933, this  Amendment to the Registration Statement has been signed  by
the   following  persons  in  the  capacities  and  on  the  date indicated.

Name                    Title                          Date

                        Chairman of the Board and   )
W. T. ESREY*            Chief Executive Officer     )
                        (Principal Executive        )
                        Officer)                    )
                                                    )
                                                    )
                        Executive Vice President    )
                        - Chief Financial Officer   )
                        (Principal Financial        )
/s/ A. B. Krause        Officer)                    )
(A. B. Krause)                                      )
                                                    )
                                                    )
                        Senior Vice President and   )
                        Controller                  )
                        (Principal Accounting       )
/s/ J. P. Meyer         Officer)                    )  September 24, 2001
(J. P. Meyer)                                       )
                                                    )
                                                    )
D. AUSLEY*              Director                    )
                                                    )
                                                    )
W. L. BATTS*            Director                    )
                                                    )
                                                    )
                                                    )
(I.O. Hockaday, Jr.)    Director                    )


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(R. T. LeMay)           Director                   )
                                                   )
                                                   )
L. K. LORIMER*          Director                   )
                                                   )
                                                   )
C. E. RICE*             Director                   )
                                                   )  September 24, 2001
                                                   )
                        Director                   )
(Louis W. Smith)                                   )
                                                   )
                                                   )
STEWART TURLEY*         Director                   )
                                                   )




/s/ A. B. Krause
* (Signed by A.B. Krause, Attorney-in-Fact,
pursuant to Power of Attorney filed with
this Registration Statement No. 33-59316)





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